</SEC-HEADER>
<SEQUENCE>1
<FILENAME>

------------------
Form 4
------------------

Check this box if no longer subject to
Section 16.  Form 4 or Form 5 obligations
may continue.  See Instruction 1(b).

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the
Securities Exchange act of 1934,
Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the
Investment Company Act of 1940


(Print or Type Responses)
-----------------------------------------------------------------------------

1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or
                                                 Trading Symbol:
    ICM Asset Management, Inc.

    (See Note 1)                                 SVI Solutions, Inc. ("SVI")
------------------------------------------------------------------------------
    (Last)	(First)		(Middle)     3. IRS Identification Number
				                        of Reporting Person,
     601 W. Main Ave., Suite 600                if an entity (Voluntary)
--------------------------------------
          (Street)
  Spokane       WA       99201
--------------------------------------
 (City)     (State)    (Zip)
-------------------------------------------------------------------------------
4. Statement for                             5.	If Amendment,
     Month/Year                                 Date of Original
                                                (Month/Year)
   						 July 2002
-------------------------------------------------------------------------------
6.  Relationship of Reporting Person(s) to    7. Individual or Joint/Group
    Issuer (Check all applicable)                Filing (Check Applicable Line)

                                                       Form filed by One
        Director	       X   10% Owner                 Reporting Person
-------               -------                   -------

        Officer (give         Other (specify	   X   Form filed by More than
-------  title below) -------         below)    -------  One Reporting Person

--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1.  Title of Security                         2.  Transaction Date
       (Instr. 4)                                 (Month/Day/Year)
--------------------------------------------------------------------------------
	Common Stock					7/17/02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




3. Transaction Code                            4. Securities Acquired (A) or
     (Instr. 8)                                   Disposed of (D)
                                                  (Instr. 3, 4 AND 5)
--------------------------------------------------------------------------------
    Code   V                                    Amount   (A) or      Price
                                                         (D)

--------------------------------------------------------------------------------
	P					527,286	  A		0.41
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


5. Amount of Securities     6.  Ownership Form:      7.  Nature of Indirect
   Beneficially Owned at        Direct (D) or            Beneficial Ownership
   End of Month                 Indirect (I)             (Instr. 4)
   (Instr. 3 and 4)             (Instr. 4)
-----------------------------------------------------------------------------
	3,468,462		D&I			  See Note 3
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------


* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

form 4 (continued)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB control number.

-----------------------------------------------------------------------------
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------
1. Title of Derivative Security  2. Conversion or Exercise  3. Transaction Date
        (Instr. 4)                  Price of Derivative        (Month/Day/Year)
                                    Security
------------------------------------------------------------------------------
        Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
  	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $1.50                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $1.50                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $1.50                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $1.50                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $1.50                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $1.50                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $1.50                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.85                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.60                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.60                      7/17/02
------------------------------------------------------------------------------
	Warrants                         $0.60                      7/17/02
------------------------------------------------------------------------------
	Convertible			 $1.35		            7/17/02
	Promissory Note
------------------------------------------------------------------------------
	Convertible			 $1.35			    7/17/02
	Promissory Note
------------------------------------------------------------------------------
        Convertible			 $0.60			    7/17/02
	Promissory Note
------------------------------------------------------------------------------



4. Transaction Code    5. Number of Derivative         6. Date Exercisable
    (Instr. 8)            Securities Acquired (A)         and Expiration
                          or Disposed of (D)              Date
                          (Instr. 3, 4, and 5)            (Month/Day/Year)
------------------------------------------------------------------------------
   Code      V                (A)        (D)             Date       Expiration
                                                        Exercisable     Date
-----------------------------------------------------------------------------
    J (See Note 6)        		72,544           5/19/02     5/19/04
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544           4/19/02     4/19/04
-----------------------------------------------------------------------------
    J (See Note 6)           		72,544           3/19/02     3/19/04
-----------------------------------------------------------------------------
    J (See Note 6)            		72,544           2/19/02     2/19/04
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544           1/19/02     1/19/04
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544          12/19/01    12/19/03
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544          11/19/01    11/19/03
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544          10/19/01    10/19/03
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544           9/19/01     9/19/03
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544           8/19/01     8/19/03
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544           7/19/02     7/19/03
-----------------------------------------------------------------------------
    J (See Note 6)             		72,544           6/21/01     6/21/03
-----------------------------------------------------------------------------
    J (See Note 6)            	       145,089           5/21/01     5/21/03
----------------------------------------------------------------------------
    J (See Note 6)                     145,089           4/21/01     4/21/03
-----------------------------------------------------------------------------
    J (See Note 6)             	       294,118          12/22/00     2/13/03
-----------------------------------------------------------------------------
    J (See Note 6)                     274,412          12/22/00     1/11/03
-----------------------------------------------------------------------------
    J (See Note 6)                     882,354          12/22/00    12/22/02
-----------------------------------------------------------------------------
    J (See Note 6)                     250,000           5/30/01     5/30/04
-----------------------------------------------------------------------------
    J (See Note 6)                      62,500           6/15/01     6/15/04
-----------------------------------------------------------------------------
    J (See Note 8)                      14,706          12/22/00    12/22/02
-----------------------------------------------------------------------------
    J (See Note 7)                       5,000          12/22/00    12/22/02
-----------------------------------------------------------------------------
    J (See Note 8)                       1,471           4/21/01     4/22/03
-----------------------------------------------------------------------------
    J (See Note 7)                         500           4/22/01     4/22/03
-----------------------------------------------------------------------------
    J (See Note 8)                       1,471           5/22/01     5/22/03
-----------------------------------------------------------------------------
    J (See Note 7)                         500           5/22/01     5/22/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735           6/21/01     6/21/03
-----------------------------------------------------------------------------
    J (See Note 7)                         250           6/21/01     6/21/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735           7/21/01     7/21/03
-----------------------------------------------------------------------------
    J (See Note 7)                         250           7/21/01     7/21/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735           8/20/01     8/20/03
-----------------------------------------------------------------------------
    J (See Note 7)                         250           8/20/01     8/20/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735           9/19/01     9/19/03
-----------------------------------------------------------------------------
    J (See Note 7)                         250           9/19/01     9/19/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735           10/19/01    10/19/03
-----------------------------------------------------------------------------
    J (See Note 7)                         250           10/19/01    10/19/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735           11/19/01    11/19/03
-----------------------------------------------------------------------------
    J (See Note 7)                         250           11/19/01    11/19/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735           12/19/01    12/19/03
-----------------------------------------------------------------------------
    J (See Note 7)                         250           12/19/01    12/19/03
-----------------------------------------------------------------------------
    J (See Note 8)                         735            1/19/02     1/19/04
-----------------------------------------------------------------------------
    J (See Note 7)                         250            1/19/02     1/19/04
-----------------------------------------------------------------------------
    J (See Note 8)                         735            2/19/02     2/19/04
-----------------------------------------------------------------------------
    J (See Note 7)                         250            2/19/02     2/19/04
-----------------------------------------------------------------------------
    J (See Note 8)                         735            3/19/02     3/19/04
-----------------------------------------------------------------------------
    J (See Note 7)                         250            3/19/02     3/19/04
-----------------------------------------------------------------------------
    J (See Note 8)                         735            4/19/02     4/19/04
-----------------------------------------------------------------------------
    J (See Note 7)                         250            4/19/02     4/19/04
-----------------------------------------------------------------------------
    J (See Note 8)            	           735            5/19/02     5/19/04
-----------------------------------------------------------------------------
    J (See Note 7)        		   250            5/19/02     5/19/04
-----------------------------------------------------------------------------
    J (See Note 6)        1,580,244                       7/19/02     7/19/07
-----------------------------------------------------------------------------
    J (See Note 8)           14,743                       7/19/02     7/19/07
-----------------------------------------------------------------------------
    J (See Note 7)            5,013                       7/19/02     7/19/07
-----------------------------------------------------------------------------
    J (See Note 9)                         $250,000   	  6/14/01     7/19/02
-----------------------------------------------------------------------------
    J (See Note 9)            		 $1,000,000	  5/31/01     7/19/02
-----------------------------------------------------------------------------
    J (See Note 9)	 $1,250,000			  7/19/02     9/30/03
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------


7. Title and Amount of                                 8. Price of Derivative
   Securities Underlying                                  Security
   Derivative Security                                    (Instr. 5)
       (Inst. 4)
---------------------------------------------------------------------------
                     Amount or
         Title       Number of
                     Shares
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock       72,544                             See Note 2
---------------------------------------------------------------------------
    Common Stock      145,089                             See Note 2
---------------------------------------------------------------------------
    Common Stock      145,089                             See Note 2
---------------------------------------------------------------------------
    Common Stock      294,118                             See Note 2
---------------------------------------------------------------------------
    Common Stock      274,412                             See Note 2
---------------------------------------------------------------------------
    Common Stock      882,354                             See Note 2
---------------------------------------------------------------------------
    Common Stock      250,000                             See Note 2
---------------------------------------------------------------------------
    Common Stock       62,500                             See Note 2
---------------------------------------------------------------------------
    Common Stock       14,706                             See Note 2
---------------------------------------------------------------------------
    Common Stock        5,000                             See Note 2
---------------------------------------------------------------------------
    Common Stock        1,471                             See Note 2
---------------------------------------------------------------------------
    Common Stock          500                             See Note 2
---------------------------------------------------------------------------
    Common Stock        1,471                             See Note 2
---------------------------------------------------------------------------
    Common Stock          500                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock          735                             See Note 2
---------------------------------------------------------------------------
    Common Stock          250                             See Note 2
---------------------------------------------------------------------------
    Common Stock    1,580,244                             See Note 6
---------------------------------------------------------------------------
    Common Stock       14,743                             See Note 8
---------------------------------------------------------------------------
    Common Stock        5,013                             See Note 7
---------------------------------------------------------------------------
    Common Stock      185,186                               $250,000
---------------------------------------------------------------------------
    Common Stock      740,741                             $1,000 000
---------------------------------------------------------------------------
    Common Stock    2,083,333                             See Note 9
---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------


9. Number of Derivative   10. Ownership Form of      11. Nature of Indirect
Securities Beneficially       Derivative Security:       Beneficial Ownership
Owned at End of Month         Direct (D) or                  (Instr. 5)
(Instr. 4)                    Indirect(I) (Instr. 4)
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
        14,743                      D                      See Note 4
----------------------------------------------------------------------------
         5,013                      D                      See Note 5
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------
     3,663,577                      D&I                    See Note 3
----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

Explanation of Responses:

(1)	The reporting persons (the "Reporting Persons") consist of (i) James M.
        Simmons, manager of Koyah Ventures, LLC ("Koyah"), and President and majority shareholder of ICM Asset Management, Inc. ("ICM"); (ii) ICM, a registered investment adviser; (iii) Koyah, a general partner of investment limited partnerships; (iv) Koyah Leverage Partners,
	L.P., an investment limited partnership of which Koyah is the general partner; (v) Brian Cathcart, an officer, employee and shareholder of ICM; and (iv) Nigel M. Davey, a member and officer of a limited liability company of which James M. Simmons is manager and ICM is a member. The Reporting Persons disclaim membership in a group with any non-Reporting Persons within the meaning of Rule 13d-5(b)(i) and Rule 16a-1(a)(1) under the Exchange Act.

(2)	These securities were issued without additional consideration pursuant
	to that certain Investors' Rights Agreement entered into as of December 22, 2000 between SVI and the Reporting Persons, among others, in connection with the issuance of 2,941,176 shares of SVI's common stock on that date.

(3)   	These securities are owned by investment limited partnerships of which Koyah is the general partner and ICM is the investment adviser. Each Reporting Person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of such Reporting Person's pecuniary interest.

(4)	These securities are owned by Brian Cathcart.

(5)     These securities are owned by Nigel M. Davey.

(6)   	In connection with a private placement of the SVI's securities on
	July 17, 2002, the Reporting Persons (other than Brian Cathcart and Nigel M. Davey -- see Notes (7) and (8) below) delivered to SVI for cancellation warrants to purchase 2,924,090 shares of SVI's common stock in the aggregate ((a) a portion of which were purchased in a private placement of SVI's securities on December 20, 2000, May 31, 2001 and July 14, 2001 and (b) the remainder of which were issued without additional consideration pursuant to that certain Investors' Rights Agreement entered into as of December 22, 2000 between SVI and the Reporting Persons, among others, in connection with the issuance of 2,941,176 shares of SVI's common stock on that date) in exchange for one new amended and restated warrant.

(7)	In connection with a private placement of SVI's securities on
	July 17, 2002, Nigel M. Davey delivered to SVI for cancellation warrants to purchase 9,000 shares of SVI's common stock in the aggregate ((a) a portion of which were purchased in a private placement of SVI's securities on December 20, 2000, and (b) the remainder of which were issued without additional consideration pursuant to that certain Investors' Rights Agreement entered into as of December 22, 2000, between SVI and the Reporting Persons, among others, in connection with the issuance of 2,941,176 shares of SVI's common stock on that date) in exchange for one new amended and restated warrant.

(8)	In connection with a private placement of SVI's securities on
	July 17, 2002, Brian Cathcart delivered to SVI for cancellation warrants to purchase 26,468 shares of SVI's common stock in the aggregate ((a) a portion of which were purchased in a private placement of SVI's securities on December 20, 2000, and (b) the remainder of which were issued without additional consideration pursuant to that certain Investors' Rights Agreement entered into as of December 22, 2000, between SVI and the Reporting Persons, among others, in connection with the issuance of 2,941,176 shares of SVI's common stock on that date) in exchange for one new amended and restated warrant.

(9)	In connection with a private placement of the SVI's securities
	on July 17, 2002, the Reporting Persons (other than Brian Cathcart and Nigel M. Davey -- see Notes (7) and (8) above) delivered to SVI for cancellation Promissory Notes in the Principal amounts of $1,250,000 acquired on May 31, 2002 and June 14, 2001, in exchange for one new amended and restated Promissory Note.


Dated:  August 13, 2002


ICM Asset Management, Inc.      Koyah Ventures, LLC



By:	______________________	By:_____________________  _____________________
	Robert J. Law	           Robert J. Law	  James M. Simmons
	Vice President	           Vice President

Koyah Leverage Partners, L.P.


By:	______________________     _____________________  _____________________
        Robert J. Law	           Nigel M. Davey         Brian Cathcart
	Vice President
	Koyah Ventures, LLC, General Partner


	* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

	**  Intentional misstatements or omissions of facts constitute

            Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff

Note:	File three copies of this Form, one of which must be manually signed.
        If space is insufficient, See Instruction 76 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.




Joint Filer Information

Name:   James M. Simmons
Address:  601 W. Main Ave., Suite 600, Spokane, WA  99201
Designated Filer:   ICM Asset Management, Inc.
Issuer and Ticker Symbol: SVI Solutions, Inc. (SVI)
Statement for Month/Year: July 2002



Signature:  ________________________
		James M. Simmons



Name:   Koyah Leverage Partners, L.P.
Address:   601 W. Main Ave., Suite 600, Spokane, WA  99201
Designated Filer:   ICM Asset Management, Inc.
Issuer and Ticker Symbol: SVI Solutions, Inc. (SVI)
Statement for Month/Year:  July 2002

Signature:   Koyah Ventures, LLC



By:	________________________
	Robert J. Law, Vice president




Name:   Koyah Ventures, LLC
Address:   601 W. Main Ave., Suite 600, Spokane, WA  99201
Designated Filer:   ICM Asset Management, Inc.
Issuer and Ticker Symbol: SVI Solutions, Inc. (SVI)
Statement for Month/Year:  July 2002

Signature:   Koyah Ventures, LLC



By:	_______________________________
	Robert J. Law, Vice president



Name:   Brian Cathcart
Address:   601 W. Main Ave., Suite 600, Spokane, WA  99201
Designated Filer:   ICM Asset Management, Inc.
Issuer and Ticker Symbol: SVI Solutions, Inc. (SVI)
Statement for Month/Year:  July 2002

Signature: _______________________________
           Brian Cathcart



Name:   Nigel M. Davey
Address:   601 W. Main Ave., Suite 600, Spokane, WA  99201
Designated Filer:   ICM Asset Management, Inc.
Issuer and Ticker Symbol: SVI Solutions, Inc. (SVI)
Statement for Month/Year:  July 2002

Signature: ________________________________
           Nigel M. Davey




ETR\4840\010\1162297.01


</SEC-DOCUMENT>
-------END PRIVACY ENHANCED MESSAGE------